Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Great Southern Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	900,000(3)	$56.94	$51,246,000	0.0000927	$4,751
Total Offering Amounts					$51,246,000		$4,751
Total Fee Offsets							---
Net Fee Due							$4,751

(1)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices per share of the common stock, par value $0.01 per share (the “Common Stock”), of Great Southern Bancorp, Inc. as reported on the NASDAQ Stock Market on June 14, 2022.

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock as may be issuable as a result of a stock split, stock dividend or similar transaction with respect to the Common Stock.

(3)	Represents shares of Common Stock reserved for issuance pursuant to the Great Southern Bancorp, Inc. 2022 Omnibus Incentive Plan.